Exhibit 19
Insider Trading Policy
of
Evolent Health, Inc.
Adopted as of October 26, 2023
All directors, officers and employees of Evolent Health, Inc. and its subsidiaries (collectively, the “Company”), and certain other persons as the Company may determine from time to time (each, a “Covered Individual”) are subject to the provisions of this Insider Trading Policy (this “Policy”). The Company’s Board of Directors has adopted this Policy to promote compliance with U.S. federal, state and foreign securities laws, rules and regulations, as well as any applicable listing standards, that prohibit certain persons who are aware of material nonpublic information about a company from: (i) engaging in transactions in the securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information.
I.Trading on Inside Information Is Prohibited
Evolent Health, Inc.’s Class A common stock is traded on the New York Stock Exchange (“NYSE”) under the symbol “EVH”. It is a serious violation of federal and state securities laws, and of Company policy, for any Covered Individual or any Related Party (as defined herein) to engage in transactions of shares of Class A common stock or other equity securities of the Company (collectively, “Equity Securities”) or any other securities of the Company (together with the Equity Securities, “Company Securities”) while in possession of material non-public information relating to the Company or to engage in any other action to take advantage of such information or to pass it on to others (regardless of whether or not the Covered Individual receives any benefit from the use of the information). This prohibition also applies to information relating to any other company, including customers, partners or suppliers obtained in the course of employment.
Transactions subject to this Policy include purchases, sales and bona fide gifts of Company Securities. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for a personal emergency expenditure) are not an exception to this Policy. In addition, federal and state securities laws and this Policy apply regardless of the number of shares or the dollar amount of the transaction. The appearance of any improper transactions should also be avoided to preserve the Company’s reputation for adhering to the highest standards of ethical conduct. Violations of insider trading rules can lead to severe penalties as discussed in more detail below.
1.Material Information. Material information is any information that a reasonable investor would likely consider important in making a decision to buy, hold or sell Company Securities. To protect the Company’s confidential business information and avoid even the appearance of impropriety, you should not disclose any information that could reasonably affect the price, either favorably or unfavorably, of Company Securities.
While it is not possible to provide an exhaustive list, the following are some of the types of information that would ordinarily be considered material:

i.news of a pending or proposed Company acquisition, disposition or other significant business combination;
ii.financial results, especially quarterly and year-end earnings (and projections of future earnings or losses or other earnings guidance), and significant changes in financial results or liquidity;
iii.significant changes in Company strategy or objectives;
iv.take-over bids or bids to buy back securities, including common stock, of the Company;
v.changes in ownership that may affect control of the Company;
vi.significant changes in management;
vii.public or private issues of additional equity or debt securities, or borrowings of other financings outside of the ordinary course;
viii.significant changes in capital structure;
ix.defaults or events of default under financings or other agreements;
x.actual or threatened major litigation, or the resolution of such litigation;
xi.significant changes in operating or financial circumstances, cash flow changes or liquidity changes;
xii.the declaration of dividends other than in the ordinary course or a change in dividend policy, or the establishment of a share repurchase program;
xiii.significant new ventures, or entry into new lines of business or services;
xiv.entering into new material customer contracts;
xv.the gain or loss of a significant customer, or a material change in business from a significant customer;
xvi.significant milestones relating to the Company’s business;
xvii.significant regulatory developments or changes;
xviii.a significant cybersecurity incident, such as a data breach, or any other significant disruption in the Company’s operations or loss, potential loss, breach or unauthorized access of the Company’s property or assets, whether at the Company’s facilities or through the Company’s technology infrastructure; and

xix.the imposition of an event-specific restriction on trading in Company Securities or the securities of another company or the extension or termination of such restriction.
2.Non-public Information. Non-public information is any information that has not already been disclosed generally to the public. Information about the Company that is not yet in general circulation should be considered non-public. All information that a Covered Individual learns about the Company or its business plans in connection with his/her employment is potentially “insider” information until publicly disclosed.
3.Twenty-Twenty Hindsight. If a Covered Individual’s securities transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction, Covered Individuals should carefully consider how regulators and others might view such a transaction in hindsight.
4.Transactions by Related Parties. The restrictions set forth in this Policy apply equally to family members of Covered Individuals who reside with the Covered Individual (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in the household of the Covered Individual, and any family members who do not live in such household but whose transactions in Company Securities are directed by the Covered Individual or are subject to influence or control by such person, such as parents or children who consult with the Covered Individual before they trade in Company Securities (collectively referred to as “Family Members”). Covered Individuals are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with the Covered Individual before they trade in Company Securities, and Covered Individuals should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for such person’s own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to the Covered Individual or Family Members of the Covered Individual.
This Policy also applies to any entities that are influenced or controlled by the Covered Individual, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the account of the Covered Individual. Family Members and Controlled Entities are herein collectively referred to as “Related Parties”.
Covered Individuals are responsible for the compliance of Related Parties.
5.Tipping Information to Others. Whether the information is proprietary information about the Company or non-public information that could have an impact on the price of Company Securities, Covered Individuals must not pass such information on to others (either explicitly or by way of generally advising others to buy or sell Company Securities). The penalties discussed below apply whether or not Covered Individuals derive any benefit from another’s actions.

II.Trading During Blackout Periods Is Prohibited
It is also a violation of Company policy for any Covered Individual or any Related Party of a Covered Individual to purchase or sell Company Securities during the periods discussed below (each such period, a “Blackout Period”):
1.Quarterly and Annual Results. A Blackout Period will be in effect for a period that begins on the 15th day of the third month of each fiscal quarter of the Company and ends at the beginning of the first day that follows two full days of trading after the release of the Company’s quarterly or annual results to the public. Thus, if the Company’s results are released before markets open on a Monday, Wednesday generally would be the first day on which Covered Individuals and Related Parties may trade. If the Company’s results are released after markets close on a Monday, Thursday generally would be the first day on which Covered Individuals and Related Parties may trade.
2.Public Announcements of Material Information. Immediately after the Company has made a public announcement of material information, the Company’s stockholders and the investing public should be afforded the time to receive the information and act upon it. As a general rule, Covered Individuals and Related Parties should not engage in any transactions until the beginning of the first day that follows two full days of trading after the information has been released.
3.Anticipated Material Events. The Company may issue a suspension of trading because a material event is anticipated (e.g., a financial development, merger, acquisition or any other significant Company action). In any such case, adequate notice from the Company shall be provided to Covered Individuals to whom such suspension applies.
III.Additional Prohibited Transactions
It is the Company’s policy not to trade in violation of the law. Additionally, because we believe it is improper and inappropriate for Covered Individuals to engage in short-term or speculative transactions involving Company Securities, it is the Company’s policy that Covered Individuals and Related Parties should not engage in any of the following activities with respect to Company Securities whether or not in possession of material nonpublic information:
1.Trading in Equity Securities on a Short-Term Basis. Any Equity Securities purchased in the open market should be held for a minimum of six months and ideally longer. This rule may not apply to certain types of transactions such as stock option exercises, the receipt of performance shares and the receipt of restricted shares; however, any such transactions should be discussed with the general counsel to avoid potential problems.
2.Short Sales. Selling Company Securities short is not permitted. Selling short is the practice of selling borrowed securities, a technique used to speculate on a decline in the price of those securities.
3.Buying or Selling Puts, Calls or Derivatives. The purchase or sale of options of any kind, whether puts, calls or other derivative securities, related to Company Securities is not permitted. The speculative nature of the market for these financial instruments imposes timing considerations that are inconsistent with careful avoidance, or even the appearance of use, of inside information. A put is a right to sell at a specified price a specific number of shares by a certain date and is utilized in anticipation of a decline in the share price. A call is a right to buy at a specified price a specified number of shares by a certain date and is utilized in anticipation of a rise in the share price. A derivative is an option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege at a price related to an equity security, or similar securities with a value derived from the value of an equity security. (Option positions arising from certain types of hedging transactions are governed by the next paragraph below.)
4.Hedging Transactions. Engaging in hedging or monetization transactions involving Company Securities is not permitted. Such transactions may permit Covered Individuals or Related Parties to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the Covered Individual or Related Party may no longer have the same objectives as the Company’s shareholders.
5.Pledges and Margin Accounts. Pledging Company Securities, purchasing Company Securities on margin or incurring any indebtedness secured by a margin or similar account in which Company Securities are held, are not permitted.
6.Standing or Limit Orders. The use of standing or limit orders to transact in Company Securities is not permitted (other than a standing or limit order under an approved Rule 10b5-1 Plan, as described below). Standing and limit orders create heightened risks for insider trading violations similar to the use of margin accounts, as there is no control over the timing of transactions that result from standing instructions to a broker, and as a result, transactions in Company Securities could be executed while in possession of material non-public information.
IV.Certain Exceptions
The following transactions are exempted from this Policy:
1. 401(k) Contributions. The purchase of Company Securities pursuant to systematic contributions to the Company’s 401(k) retirement plans is exempt from this Policy. This Policy, however, does apply to the following: (a) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (b) an election to increase or decrease the percentage of periodic contributions that will be allocated to the Company stock fund; (c) an election to borrow money against the 401(k) plan account if the loan will result in a liquidation of some or all of the Company stock fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.
2.Rule 10b5-1 Plans. A purchase or sale of Company Securities in accordance with a trading plan meeting the requirements of the Securities and Exchange Commission’s Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall not be deemed to be a violation of this Policy even though such trade takes place during a Blackout Period or while the Covered Individual making such trade was aware of material, non-public information. However, the trading plan must be adopted outside of a Blackout Period and at a time when such Covered Individual is not aware of material, non-public information. A trading plan is a contract, instruction or written plan regarding the purchase or sale of securities, as more fully described in Rule 10b5-1(c). Each trading plan must be pre-cleared by the General Counsel of the Company, or the designee of the General Counsel (the “Clearance Officer”) prior to being established and must meet the requirements of Rule 10b5-1 and the Company’s “Guidelines for Rule 10b5-1 Plans”, which are attached hereto as Annex B. In general, a Rule 10b5-1 plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. The plan must include a cooling-off period before trading can commence that, for directors or officers of the Company for purposes of Section 16 of Exchange Act (“Section 16 Officers”), ends on the later of 90 days after the adoption of the Rule 10b5-1 plan or two business days following the disclosure of the Company’s financial results in an SEC periodic report for the fiscal quarter in which the plan was adopted (but in any event, the required cooling-off period is subject to a maximum of 120 days after adoption of the plan), and for persons other than directors or Section 16 Officers, 30 days following the adoption or modification of a Rule 10b5-1 plan. A person may not enter into overlapping Rule 10b5-1 plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 plan during any 12-month period (subject to certain exceptions). Directors and Section 16 Officers must include a representation in their Rule 10b5-1 plan certifying that: (i) they are not aware of any material nonpublic information; and (ii) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5. All persons entering into a Rule 10b5-1 plan must act in good faith with respect to that plan. Approval of a trading plan shall not be deemed a representation by the Company or any counsel of the Company that such plan complies with Rule 10b5-1 under the Exchange Act, nor an assumption by the Company or any counsel of the Company of any liability or responsibility to the individual or any other party if the trading plan does not comply with Rule 10b5-1 under the Exchange Act. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 trading plan, once approved, will be required.
3.Stock Option Exercise. The exercise of stock options issued by the Company (but not the sale of any shares issued upon such exercise or purchase) is exempt from this Policy. This Policy, however, applies to the “cashless” exercise of a stock option.
4.Tax Withholding. The exercise of a tax withholding right pursuant to which a Covered Individual elects to have the Company withhold Company Securities to satisfy tax withholding requirements upon the vesting of any stock award is exempt from this Policy.
V.Post-Termination Transactions
This Policy continues to apply to transactions in Company Securities even after the termination of service with the Company. If a Covered Individual is in possession of material non-public information when his or her service terminates, the Covered Individual may not engage in transactions in Company Securities until that information has become public or is no longer material.

VI.Confidentiality Policy
The unauthorized disclosure of non-public information about the Company, whether or not for the purpose of facilitating improper trading in Company Securities, could cause serious harm to the Company. Covered Individuals should treat all such information as confidential and proprietary to the Company. All employees of the Company should refrain from discussing non-public information about the Company or developments within the Company with anyone outside the Company, except as required in the performance of their regular Company duties and for legitimate business reasons.
This provision applies specifically (but not exclusively) to inquiries about the Company that may be made by the financial press, investment analysts or others in the financial community. Only certain designated officers may make communications on behalf of the Company. Unless an employee is expressly authorized to do so, any inquiries of this nature should be referred to the Company’s Chief Financial Officer.
VII.Consequences
Purchases and sales of Company Securities while aware of material non-public information or engaging in any other action to take advantage of such information or to pass it on to others (regardless of whether or not the Covered Individual receives any benefit from the use of the information) is prohibited by federal and state laws. The consequences of insider trading violations can be severe and include civil penalties, criminal fines and imprisonment.
VIII.Assistance
The ultimate responsibility for adhering to this Policy and avoiding improper transactions rests with the Covered Individual. It is imperative that Covered Individuals use their best judgment. The existence of a personal financial emergency does not excuse compliance with this policy. Any person who has any questions about specific transactions may obtain additional guidance from the Company’s legal department.
IX.Acknowledgement
Covered Individuals may, from time to time, be required to acknowledge their receipt of, and compliance with, this Policy.
X.Administration
The day-to-day administration of this Policy will be carried out by the Company’s legal department. The senior officers of the Company reserve the right to amend this Policy from time to time in consultation with the Nominating and Governance Committee of the Board of Directors.

Annex A
Additional Insider Trading Policies and Procedures
of
Evolent Health, Inc.
These Additional Insider Trading Policies and Procedures only apply to the directors of the Company, officers designated by the Company as officers of the Company for purposes of Section 16 of the Exchange Act (such officers, collectively, the “Section 16 Officers”), other employees of the Company in roles at the level of “Vice President” and above and certain other persons as the Company may determine from time to time (collectively, the “Specified Persons”). All Specified Persons must strictly comply with these Additional Insider Trading Policies and Procedures. Any questions regarding these Additional Insider Trading Policies and Procedures should be directed to Jonathan Weinberg, General Counsel of the Company (the General Counsel, or the General Counsel’s designee, the “Clearance Officer”), by e-mail at JWeinberg@evolenthealth.com.
1.Additional Pre-Clearance Requirement for Specified Persons. Before any Specified Person engages in any transaction involving Company Securities, such Specified Person must pre-clear the proposed transaction with the Clearance Officer. Until the Clearance Officer provides pre-clearance for the proposed transaction, such Specified Person shall not execute any transaction. If the Specified Person receives pre-clearance, he or she will have until the end of four trading days following the day preclearance is received to execute the transaction. For example, if a Specified Person receives pre-clearance from the Clearance Officer on a Tuesday, that Specified Person generally will have until the end of trading on Monday of the following week to execute the transaction. If for any reason the transaction is not completed within this period of time, pre-clearance must be obtained again from the Clearance Officer before any Company Securities can be traded.
Remember, even if a proposed trade is pre-cleared, you are prohibited from trading any Company Securities while in possession of material non-public information relating to the Company.
2.Specified Persons Must Pre-Clear All Transactions in Company Securities. The pre-clearance requirement applies to all proposed transactions in Company Securities. Specified Persons must also pre-clear all potential changes in their beneficial ownership of Company Securities, including, but not limited to, any changes in beneficial ownership of Company Securities through a gift to a charitable organization or a transfer to a family trust.
3.Specified Persons Must Pre-Clear All Transactions in Company Securities by Certain Family Members, Members of Their Household, Others They Financially Support and Controlled Entities. Under the securities laws, the Company Securities held in the name of the spouse or minor children of a Specified Person will generally be regarded as beneficially owned by the Specified Person. In addition, in many circumstances, Company Securities held in the name of other persons who are members of the Specified Person’s household or financially supported by the Specified Person (regardless of whether these other
Annex A ‒ 1

persons are related or unrelated to the Specified Person), will generally be regarded as beneficially owned by the Specified Person.
You must, therefore, pre-clear with the Clearance Officer any potential transactions in Company Securities held by all Related Parties (as defined in the Insider Trading Policy). This term includes certain family members as well as entities you control or influence.
4.Former Specified Persons Must Continue to Pre-Clear All Proposed Transactions in Company Securities for Six Months from the Day they Are No Longer a Specified Person. In the event that a Specified Person retires, resigns, is terminated or undergoes any other change in his or her relationship with the Company such that the person is no longer a Specified Person, that person must continue to pre-clear any proposed transaction in Company Securities with the Clearance Officer for six months from the day he or she ceases being a Specified Person. Certain reporting requirements may continue to apply during this period.
5.Stock Ownership Reporting Requirements. One purpose of the preclearance requirement is to help you to comply with your reporting obligations. The Clearance Officer will assist in preparing and filing most forms. You or your broker should not file a Form 3, 4, 5, or 144 described below without consulting with the Clearance Officer. You should, however, be familiar generally with the following reporting requirements:
(a)Section 16 Compliance. All directors and Section 16 Officers of the Company are required under Section 16 of the Exchange Act to report their initial beneficial ownership, and most changes to their beneficial ownership, of the Equity Securities to the Securities and Exchange Commission (the “SEC”). Reporting may be required with respect to Equity Securities held in the name of the spouse or minor children of a director or Section 16 Officer. Reporting may also be required with respect to Equity Securities held in the name of other persons who are members of the director’s and Section 16 Officer’s household or financially supported by the director or Section 16 Officer (regardless of whether these other persons are related or unrelated to the director or Section 16 Officer). Reporting may also be required of Equity Securities held by a trust for which a director or Section 16 Officer is a trustee or beneficiary, or Equity Securities held by a company in which such person has a controlling interest or a partnership in which such person has an interest. Reportable transactions include acquisitions and dispositions of Equity Securities through gifts, inheritances, stock option grants and exercises, and stock awards under incentive or bonus plans. Furthermore, changes in the nature of such ownership (e.g., from direct to indirect) of Equity Securities, including through the transfer of shares to or from a trust, are likewise reportable.
The SEC requires three forms to be used by directors and Section 16 Officers to satisfy these reporting requirements:
(i)Form 3 (Initial Report): Directors and Section 16 Officers must file a Form 3 with the SEC, even if they hold no Equity Securities, within 10 calendar days of becoming a director or Section 16 Officer.
(ii)Form 4: Directors and Section 16 Officers must file a Form 4 with the SEC within two business days of most changes in their beneficial ownership of Equity
Annex A ‒ 2

Securities, including dispositions of Equity Securities by bona fide gifts, or any changes in the beneficial ownership of others whose holdings may be attributed to such person, such as the Equity Securities held by the spouse or minor children of a director or Section 16 Officer or those held by other persons who are members of the director’s or Section 16 Officer’s household or financially supported by the director or Section 16 Officer (regardless of whether these other persons are related or unrelated to the director or Section 16 Officer). If such change in beneficial ownership results from a transaction pursuant to a Rule 10b5-1 trading plan, the “check box” on Form 4 indicating that the trade was made pursuant to a trading plan must be checked.
(iii)Form 5: Directors and Section 16 Officers may have to file a Form 5 with the SEC within 45 calendar days following the end of each fiscal year of the Company. Like all of the SEC’s reporting requirements, the requirements for filing a Form 5 are technical and you should consult with your broker and the Clearance Officer to discuss these requirements as the end of the fiscal year approaches. You should be aware that a Form 5 is generally filed for holdings and transactions in Equity Securities that did not have to be previously reported, and/or those holdings and transactions that should have been previously reported but were not.
Each director and Section 16 Officer may execute a power of attorney giving the Clearance Officer or his designee the authority to sign Forms 3, 4 and 5 on his or her behalf to facilitate timely filings.
(b)Section 16(b) Short-Swing Trading Disgorgement. Directors and Section 16 Officers are subject to Section 16(b) of the Exchange Act, which generally requires such persons to disgorge to the Company any “short-swing profits” from purchases and sales of Company Securities (or vice versa) effected within a period of less than six months.
(c)Rule 144 Compliance. All directors and Section 16 Officers of the Company may be deemed to be affiliates of the Company and, therefore, must comply with the requirements of Rule 144 under the Securities Act of 1933 (“Rule 144”).
6.Filing Responsibilities: The Ultimate Responsibility Rests with You. While the policies and procedures set forth herein are intended to help directors and Section 16 Officers comply with the requirements of the federal securities laws, directors and Section 16 Officers should recognize that legally it remains their obligation to see that their filings are made correctly and on time, and that they do not engage in unlawful short-swing or insider trading transactions.

Annex A ‒ 3

Annex B
Guidelines for Rule 10b5-1 Plans
Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities (as defined in the Policy) that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, transactions in Company Securities may occur without regard to certain insider trading restrictions. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.
A Rule 10b5-1 plan must include a cooling-off period before trading can commence that, for directors or Section 16 Officers, ends on the later of 90 days after the adoption of the Rule 10b5-1 plan or two business days following the disclosure of the Company’s financial results in an SEC periodic report for the fiscal quarter in which the plan was adopted (but in any event, the required cooling-off period is subject to a maximum of 120 days after adoption of the plan), and for persons other than directors or Section 16 Officers, 30 days following the adoption or modification of a Rule 10b5-1 plan. A person may not enter into overlapping Rule 10b5-1 plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 plan during any 12-month period (subject to certain exceptions). Directors and Section 16 Officers must include a representation in their Rule 10b5-1 plan certifying that: (i) they are not aware of any material nonpublic information; and (ii) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5. All persons entering into a Rule 10b5-1 plan must act in good faith with respect to that plan.
As specified in the Company’s Insider Trading Policy, a Rule 10b5-1 Plan must be approved by the Clearance Officer and meet the requirements of Rule 10b5-1 and these guidelines. Any Rule 10b5-1 Plan must be submitted for approval at least five days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required. The following guidelines apply to all Rule 10b5-1 Plans:
•You may not enter into, modify or terminate a Rule 10b5-1 Plan during a Blackout Period or otherwise while you are aware of material nonpublic information.
•For Section 16 Officers and directors, no transaction may take place under a Rule 10b5-1 Plan until the later of (a) 90 days after adoption or modification (as specified in Rule 10b5-1) of the Rule 10b5-1 Plan or (b) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter (the Company’s fourth fiscal quarter in the case of a Form 10-K) in which the Rule 10b5-1 Plan was adopted or modified (as specified in Rule 10b5-1). In any event, the cooling-off period is subject to a maximum of 120 days after adoption of the plan.
Annex B ‒ 1

•For persons other than Section 16 Officers and directors, no transaction may take place under a Rule 10b5-1 Plan until 30 days following the adoption or modification (as specified in Rule 10b5-1) of a Rule 10b5-1 Plan.
•Subject to certain limited exceptions specified in Rule 10b5-1, you may not enter into more than one Rule 10b5-1 Plan at the same time.
•Subject to certain limited exceptions specified in Rule 10b5-1, you are limited to only one Rule 10b5-1 designed to effect an open market purchase or sale of the total amount of securities subject to the Rule 10b-1 Plan as a single transaction in any 12-month period.
•You must act in good faith with respect to a Rule 10b5-1 Plan. A Rule 10b5-1 Plan cannot be entered into as part of a plan or scheme to evade the prohibition of Rule 10b5. Therefore, although modifications to an existing Rule 10b5-1 Plan are not prohibited, a Rule 10b5-1 Plan should be adopted with the intention that it will not be amended or terminated prior to its expiration.
•Section 16 Officers and directors must include a representation to the Company at the time of adoption or modification of a Rule 10b5-1 Plan that (i) the person is not aware of material nonpublic information about the Company or Company Securities and (ii) the person is adopting the plan in good faith and not as part of plan or scheme to evade the prohibitions of Rule 10b-5.
The Company and the Company’s Section 16 Officers and directors must make certain disclosures in SEC filings concerning Rule 10b5-1 Plans. Section 16 Officers and directors of the Company must undertake to provide any information requested by the Company regarding Rule 10b5-1 Plans for the purpose of providing the required disclosures or any other disclosures that the Company deems to be appropriate under the circumstances. Each director, Section 16 Officers and other Section 16 insider understands that the approval or adoption of a pre-planned selling program in no way reduces or eliminates such person’s obligations under Section 16 of the Exchange Act, including such person’s disclosure and short-swing trading liabilities thereunder. If any questions arise, such person should consult with their own counsel in implementing a Rule 10b5-1 Plan.
Annex B ‒ 2